Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E Equipment Services Reports Third Quarter 2012 Results

BATON ROUGE, Louisiana — (November 1, 2012) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2012. In the third quarter of 2012, the Company completed its successful offering of new 10-year 7% senior unsecured notes, the repurchase and redemption of its then-outstanding 8 3/8% senior unsecured notes and the payment of a dividend to shareholders of approximately $246 million. The Company’s operating results for this quarter include a $10.2 million non-recurring item associated with the premium paid to repurchase and redeem the old notes and the write-off of unamortized deferred transaction costs associated therewith.

THIRD QUARTER 2012 HIGHLIGHTS:

•	Revenues increased 11.0% to $204.5 million versus $184.3 million a year ago.

•	Net income was $3.7 million in the third quarter compared to $4.8 million a year ago. Adjusted Net Income increased $6.1 million to $10.9 million compared to net income of $4.8 million a year ago.

•	Adjusted EBITDA increased 38.3% to $55.9 million from $40.4 million, yielding a margin of 27.3% compared to 21.9% of revenues a year ago.

•	Rental revenues increased 27.2%, or $16.6 million, to $77.8 million due to improved rates, a larger fleet compared to a year ago and strong demand.

•	New equipment sales increased 5.3%, or $2.5 million, to $49.0 million, largely due to higher crane sales.

•	Gross margin was 32.7% as compared to 29.2% a year ago. Rental gross margins increased to 48.9% compared to 44.0% a year ago.

•

Average time utilization (based on original equipment cost) increased to 72.9% compared to 71.8% a year ago and 73.5% in the second quarter of 2012. Average time utilization (based on units available for rent) was 68.9% compared to 68.9% last year and 68.7% last quarter.

•	Average rental rates increased 10.2% compared to a year ago and improved 2.9% compared to the second quarter of this year.

•	Dollar utilization was 36.7% as compared to 33.7% a year ago.

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H&E Equipment Services Reports Third Quarter 2012 Results

November 1, 2012

•	Average rental fleet age at September 30, 2012 was 38.6 months, down from 40.4 months at the end of the last quarter and significantly younger than the industry average age of 48 months.

•

Successful notes offering of $530 million of new 10-year 7% senior unsecured notes. Proceeds were used primarily to repurchase or redeem our then-outstanding 8 3/8% senior unsecured notes and fund a dividend to shareholders of approximately $246 million.

“Our rental business remained very strong in the third quarter and we believe this is indicative of a secular shift occurring in the market that will continue into 2013,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “As a result of increasing demand across all our end user markets, we invested more than $60 million in our fleet, which marked the second consecutive quarter of record levels of fleet investment in our company. Our fleet was approximately 18% larger at the end of the third quarter than at the end of 2011. Despite our record fleet investment this year, utilization is strong and rental rate gains are robust. The distribution side of our business continues to perform solidly as well, with new equipment sales up 5.3% from a year ago. As we move into year end, there is the possibility we could experience increased demand as our customers may look to take advantage of tax incentives before the end of the year.”

Engquist concluded, “Based on the current trends in our business, our outlook for the fourth quarter and 2013 remains positive. All segments of our business are performing well and the industrial segments our business serves remain strong. We are also experiencing solid improvement in our markets that were hit the hardest during the recession. With our significant fleet investment and integrated, full-service strategy, we are well positioned to benefit from improvements in market conditions. Lastly, we are pleased to have completed our successful notes offering which allowed us to pay a $246 million dividend to our shareholders, extend our long-term debt maturity profile until 2022 and enhance our liquidity under the senior credit facility for future investment in our business.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2012:

Revenue

Total revenues increased 11.0% to $204.5 million from $184.3 million in the third quarter of 2011. Equipment rental revenues increased 27.2% to $77.8 million compared with $61.2 million in the third quarter of 2011. New equipment sales increased 5.3% to $49.0 million from $46.5 million in the third quarter of 2011. Used equipment sales decreased 8.0% to $25.0 million compared to $27.2 million in the third quarter of 2011. Parts sales increased 5.7% to $26.1 million from $24.6 million in the third quarter of 2011. Service revenues increased 1.7% to $14.4 million compared to $14.2 million a year ago.

Gross Profit

Gross profit increased 24.5% to $66.9 million from $53.7 million in the third quarter of 2011. Gross margin was 32.7% for the quarter ended September 30, 2012, compared to gross margin of 29.2% for the quarter ended September 30, 2011.

On a segment basis, third quarter 2012 gross margin on rentals was 48.9% in this quarter compared to 44.0% in the third quarter of 2011 due to higher average rental rates on new contracts in the period, improved fleet utilization (based on original equipment cost) and lower rental expenses as a percentage of equipment rental revenues. On average, rental rates increased 10.2% as compared to the third quarter of 2011. Time utilization (based on original equipment cost) was 72.9% in the third quarter of 2012 and 71.8% a year ago.

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H&E Equipment Services Reports Third Quarter 2012 Results

November 1, 2012

Gross margin on new equipment sales was 11.5% compared to 11.6% in the third quarter a year ago. Gross margin on used equipment sales was 26.4% compared to 23.4% a year ago. Gross margin on parts sales was 26.7% in this quarter and a year ago. Gross margin on service revenues was 61.1% compared to 61.6% in the prior year.

Rental Fleet

At the end of the third quarter of 2012, the original acquisition cost of the Company’s rental fleet was $871.0 million, an increase of $144.9 million from $726.1 million at the end of the third quarter of 2011 and an increase of $134.4 million from $736.6 million at the end of 2011. Dollar utilization was 36.7% compared to 33.7% for the third quarter of 2011. Dollar returns increased reflecting higher year-over-year average rental rates and improved time utilization.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2012 were $42.4 million compared with $39.0 million last year, a $3.4 million, or 8.6%, increase. The net increase in SG&A expenses is largely a result of increased commission and incentive pay that resulted from higher rental and sales revenues. For the third quarter of 2012, SG&A expenses as a percentage of total revenues were 20.7% compared to 21.2% a year ago.

Income from Operations

Income from operations for the third quarter of 2012 was $25.0 million, or 12.2% of revenues, compared with $15.1 million, or 8.2% of revenues, a year ago.

Interest Expense

Interest expense for the third quarter of 2012 was $9.8 million compared to $7.2 million in the third quarter of 2011.

Net Income and Adjusted Net Income

Net income was 3.7 million, or $0.11 per diluted share, compared to net income of $4.8 million, or $0.14 per diluted share, a year ago. Adjusted Net Income was $10.9 million, or $0.31 per diluted share. The effective income tax rate was 29.7% compared to 39.1% a year ago.

EBITDA and Adjusted EBITDA

EBITDA for the third quarter of 2012 increased 13.1% to $45.7 million compared to $40.4 million a year ago. EBITDA, as a percentage of revenues, was 22.4% compared to 21.9% a year ago. Adjusted EBITDA increased 38.3% to $55.9 million from $40.4 million a year ago. Adjusted EBITDA as a percentage of total revenues increased to 27.3% compared with 21.9% in the third quarter of 2011.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and Adjusted Net Income). Please refer to our Current Report on Form 8-K for a description of these measures and a discussion of our use of these measures. EBITDA, Adjusted EBITDA, and Adjusted Net Income as calculated by the Company, are not necessarily comparable to similarly titled measures reported by other companies. Adjusted Net Income provides useful information concerning future profitability. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

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H&E Equipment Services Reports Third Quarter 2012 Results

November 1, 2012

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, November 1, 2012, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2286 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on November 1, 2012, and will continue through November 14, 2012, by dialing 719-457-0820 and entering confirmation code 4757181.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 1, 2012, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 66 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Third Quarter 2012 Results

November 1, 2012

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Equipment rentals	$77,808	$61,190	$207,941	$165,440
New equipment sales	49,009	46,543	154,710	133,629
Used equipment sales	24,990	27,172	75,100	65,655
Parts sales	26,058	24,647	74,161	71,166
Service revenues	14,436	14,191	41,615	40,072
Other	12,208	10,546	33,671	27,570

Total revenues	204,509	184,289	587,198	503,532

Cost of revenues:
Rental depreciation	27,150	22,076	74,727	64,146
Rental expense	12,579	12,176	36,375	34,484
New equipment sales	43,367	41,123	136,945	118,271
Used equipment sales	18,399	20,824	53,426	50,444
Parts sales	19,092	18,073	53,826	52,174
Service revenues	5,615	5,451	15,907	15,499
Other	11,384	10,825	32,183	31,862

Total cost of revenues	137,586	130,548	403,389	366,880

Gross profit	66,923	53,741	183,809	136,652

Selling, general, and administrative expenses	42,402	39,042	124,504	114,681
Gain on sales of property and equipment, net	514	372	1,478	521

Income from operations	25,035	15,071	60,783	22,492

Loss on early extinguishment of debt	(10,180)	—	(10,180)	—
Interest expense	(9,825)	(7,222)	(23,668)	(21,607)
Other income, net	243	118	751	626

Income before provision for income taxes	5,273	7,967	27,686	1,511

Provision for income taxes	1,564	3,119	9,554	447

Net income	$3,709	$4,848	$18,132	$1,064

NET INCOME PER SHARE
Basic – Net income per share	$0.11	$0.14	$0.52	$0.03

Basic – Weighted average number of common shares outstanding	34,958	34,804	34,867	34,743

Diluted – Net income per share	$0.11	$0.14	$0.52	$0.03

Diluted – Weighted average number of common shares outstanding	34,974	34,860	34,963	34,884

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H&E Equipment Services Reports Third Quarter 2012 Results

November 1, 2012

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30,	December 31,
	2012	2011
Cash	$3,250	$24,215
Rental equipment, net	571,936	450,877
Total assets	940,226	753,305
Total debt (1)	663,212	268,660
Total liabilities	902,933	489,098
Stockholders’ equity	37,293	264,207
Total liabilities and stockholders’ equity	$940,226	$753,305

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$3,709	$4,848	$18,132	$1,064
Interest expense	9,825	7,222	23,668	21,607
Provision for income taxes	1,564	3,119	9,554	447
Depreciation	30,609	25,139	84,724	73,456
Amortization of intangibles	16	90	66	337

EBITDA	$45,723	$40,418	$136,144	$96,911

Loss on early extinguishment of debt	10,180	—	10,180	—

Adjusted EBITDA	$55,903	$40,418	$146,324	$96,911

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H&E Equipment Services Reports Third Quarter 2012 Results

November 1, 2012

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30, 2012
	As Reported	Adjustment (1)	Adjusted
Income before provision for income taxes	$5,273	$10,180	$15,453

Provision for income taxes	1,564	3,019	4,583

Net income	$3,709	$7,161	$10,870

NET INCOME PER SHARE
Basic – Net income per share	$0.11		$0.31

Diluted – Net income per share	$0.11		$0.31

Weighted average number of common shares outstanding
Basic	34,958		34,958

Diluted	34,974		34,974

	Nine Months Ended September 30, 2012
	As Reported	Adjustment (1)	Adjusted
Income before provision for income taxes	$27,686	$10,180	$37,866

Provision for income taxes	9,554	3,512	13,066

Net income	$18,132	$6,668	$24,800

NET INCOME PER SHARE
Basic – Net income per share	$0.52		$0.71

Diluted – Net income per share	$0.52		$0.71

Weighted average number of common shares outstanding
Basic	34,867		34,867

Diluted	34,963		34,963

(1)	Adjustment includes premium paid to repurchase or redeem the Company’s 8 3/8% senior unsecured notes and the write-off of unamortized deferred transaction costs.

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